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                                                                     EXHIBIT 2.3


                           FORM OF AFFILIATE AGREEMENT


         THIS AFFILIATE AGREEMENT (this "AGREEMENT") is made and entered into as of November 3, 2003, by and between Quovadx, Inc., a corporation organized under the laws of the State of Delaware ("PARENT"), and the undersigned shareholder who may be deemed an affiliate ("AFFILIATE") of Rogue Wave Software, Inc., a Delaware corporation (the "COMPANY"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

         A. Parent, Chess Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("PURCHASER"), and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of November 3, 2003 (the "MERGER AGREEMENT"; capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement), which provides, among other things, for the acquisition of the Company by Parent by means of an exchange offer (the "OFFER") by Purchaser for all of the outstanding shares of common stock, par value $0.001 per share, of the Company, (the "COMPANY CAPITAL STOCK") and for the subsequent merger (the "MERGER") of Purchaser with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement. As a result of the Offer or the Merger, Affiliate will receive cash and common stock, par value $0.01 per share, of Parent (the "PARENT COMMON STOCK") in exchange for Company Capital Stock owned by Affiliate.

         B. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission and of Opinion 16 of the Accounting Principles Board.

         C. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Merger Agreement.

         NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

         1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent, the Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise Affiliate with regard to such matters.

         2. Beneficial Ownership of the Company Capital Stock. The Affiliate is the sole record and beneficial owner of the number of shares of the Company Capital Stock set forth next to its name on

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the signature page hereto (the "SHARES"). The Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Affiliate is party or by which it is bound obligating the Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement. The Affiliate has the sole right to transfer such Shares. The Shares constitute all shares of the Company Capital Stock owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party. The Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Offer or the Merger. All shares of the Company Capital Stock and Parent Common Stock acquired by Affiliate subsequent to the date hereof (including shares of Parent Common Stock acquired in the Merger) shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

         3. Compliance with Rule 145 and the Securities Act.

                  (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Offer and the Merger is expected to be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the resale of such shares shall be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Offer or the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, or
(ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

                  (b) Execution of this Agreement shall not be considered an admission on Affiliate's part that he or she is an "affiliate" of the Company as described in the recitals to this Agreement, or as a waiver of any rights that Affiliate may have to object to any claim that Affiliate is such an affiliate of the Company on or after the date of this Agreement.

                  (c) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there shall be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:


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                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
                  TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

                  (d) Parent hereby agrees that for so long as and to the extent necessary to permit Affiliate to sell Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall
(i) use its reasonable efforts to file on a timely basis, all reports and data required to be filed with the Securities and Exchange Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

         4. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Merger Agreement pursuant to Article IX of the Merger Agreement.

         5. Compliance with Filing Requirements. Parent acknowledges and agrees that it shall prepare and file the consolidated financial statements required to be filed on Form 8-K with the Securities and Exchange Commission within the time period required pursuant to the Securities Exchange Act of 1934, as amended.

         6. Miscellaneous.

                  (a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

                  (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement


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nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

                  (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (d) Injunctive Relief. Each of the parties acknowledge that
(i) the covenants and the restrictions contained in this Agreement are necessary, fundamental and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Offer and the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

                  (e) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  (f) Entire Agreement. This Agreement, the Merger Agreement and any other agreements referred to in the Merger Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

                  (g) Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

                  (h) Third Party Reliance. Counsel to and independent auditors for Parent and the Company shall be entitled to rely upon this Affiliate Agreement.

                  (i) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

                  (j) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed


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by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):


                  If to Parent:             Quovadx, Inc.
                                            6400 South Fiddler's Green Circle
                                            Suite 1000
                                            Englewood, California 80111
                                            Facsimile: (720) 554-1786
                                            Attn: Linda K. Wackwitz

                  With a copies to:         Wilson Sonsini Goodrich & Rosati
                                            650 Page Mill Road
                                            Palo Alto, California 94304
                                            Facsimile: (650) 493-6811
                                            Attention: Arthur F. Schneiderman
                                                       Steve L. Camahort


                  If to Affiliate:          To the address for notice set forth
                                            on the signature page hereof.

                  (k) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]





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         IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

PARENT                                    AFFILIATE



By:                                       By:
   ----------------------------------         ---------------------------------

Name: Lorine R. Sweeney                   Affiliate's Address for Notice:
      ------------------------------

Title: President and Chief Executive
       Officer                            -------------------------------------
       -----------------------------
                                          -------------------------------------

                                          -------------------------------------

                                         Shares beneficially owned:

                                                shares of the Company Common
                                         -----  Stock

                                                shares of the Company Common
                                         -----  Stock issuable upon exercise of
                                                outstanding options and warrants

                                                shares of Parent Common Stock
                                         -----





                     [Signature Page to Affiliate Agreement]